Exhibit 7

LaSalle Bank National Association	Call Date:	6/30/2005	ST-BK: 17-1520
Chicago, IL 60603			CERT: 15407

Transmitted to Fidelity as 0034729 on 07/29/005

Consolidated Report of Condition for Insured Commercial and
State-Chartered Savings Banks for June 30, 2005

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Schedule RC - Balance Sheet

				Dollar Amounts in Thousands
ASSETS
1.	Cash and balances due from depository institutions (from Schedule RC-A):		RCFD
	a. Noninterest-bearing balances and currency and coin (1)		0081	2,229,087
	b. Interest-bearing balances (2)		0071	10,729
2.	Securities:
	a. Held-to-maturity securities (from Schedule RC-B, column A)		1754	51,616
	b. Available-for-sale securities (from Schedule RC-B, column D)		1773	20,599,408
3.	Federal funds sold and securities purchased under agreements to resell
	a. Federal funds sold in domestic offices		B987	316,355
	b. Securitites purchased under agreements to resell (3)		B989	165,943
4.	Loans and lease financing receivables (from schedule RC-C)
	a. Loans and leases held for sale		5369	1,913,918
	b. Loans and leases, net of unearned income		B528	42,909,034
	c. LESS: Allowance for loan and lease losses		3123	666,554
	d. Loans and leases, net of unearned income and
	allowance (item 4.b minus 4.c)		B529	42,242,480
5.	Trading assets (from Schedule RC-D)		3545	1,862,146
6.	Premises and fixed assets (including capitalized leases)		2145	245,605
7.	Other real estate owned (from Schedule RC-M)		2150	17,138
8.	Investments in unconsolidated subsidiaries and associated companies (from
	Schedule RC-M)		2130	0
9.	Not applicable
10.	Intangible assets
	a. Goodwill		3163	165,599
	b. Other Intangible assets (from Schedule RC-M)		0426	0
11.	Other assets (from Schedule RC-F)		2160	3,146,505
12.	Total assets (sum of items 1 through 11)		2170	72,966,529

(1) Includes cash items in process of collection and unposted debits.
(2) Includes time certificates of deposit not held for trading.
(3) Includes all securites resale agreements in domestic and foreign offices, regardless of maturity.

LaSalle Bank National Association	Call Date: 12/31/96	6/30/2005	ST-BK: 17-1520
Chicago, IL 60603			CERT: 15407

Transmitted to Fidelity as 0034729 on 07/29/005

Schedule RC - Continued
				Dollar Amounts in Thousands
LIABILITIES
13.	Deposits:
	a. In domestic offices (sum of totals of		RCON
	columns A and C from Schedule RC-E, part I)		2200	34,170,104
			RCON
	(1) Noninterest-bearing (1)		6631	7,231,037
	(2) Interest-bearing		6636	26,939,067
			RCFN
	b. In foreign offices, Edge and Agreement subsidiaries, and IBFs (from
	Schedule RC-E, part II)		2200	9,613,111
			RCFN
	(1) Noninterest-bearing		6631	0
	(2) Interest-bearing		6636	8,758,982
			RCON	9,613,111
14.	Federal funds purchased and securities sold under agreements to repurchase:
	a. Federal funds purchased in domestic offices (2)		B993	3,880,981
			RCFD
	b. Securities sold under agreements to repurchase (3)		B995	1,882,664
15.	Trading liabilities (from Schedule RC-D)		3548	375,453

16.	Other borrowed money (includes mortgage indebtedness and obligations under		3190	11,938,091
	capitalized leases): From schedule RC-M

17.	Not applicable.
18.	Not applicable.
19.	Subordinated notes and debentures (4)		3200	540,000
20.	Other liabilities (from Schedule RC-G)		2930	3,509,032
21.	Total liabilities (sum of items 13 through 20)		2948	65,909,436
22.	Minority Interest in consolidated subsidiaries		3000	63,441

EQUITY CAPITAL
			RCFD
23.	Perpetual preferred stock and related surplus		3838	500,000
24.	Common stock		3230	41,234
25.	Surplus (exclude all surplus related to preferred stock)		3839	2,010,375
26.	a.Retained Earnings		3632	4,208,586
	b. Accumulated Other Comprehensive income.(5)		B530	233,457
27.	Other Equity capital components (6)		A130	0
28.	Total equity capital (sum of items 23 through 27)		3210	6,993,652
29.	Total liabilities, minority interest, and equity capital (sum of items 21, 22, and 28)		3300	72,966,529

Memorandum
To be reported only with the March Report of Condition.
1.	Indicate in the box at the right the number of the statement below that best describes
	the most comprehensive level of auditing work performed for the bank by independent		RCFD	Number
	external auditors as of any date during 2004		6724	N/A

1 =	Independent audit of the bank conducted in accordance		4 = Directors' examination of the bank conducted in accordance with
	with generally accepted auditing standards by a certified		generally accepted auditing standards by a certified public
	public accounting firm which submits a report on the bank		accounting firm. (may be required by state chartering authority)
2 =	Independent audit of the bank's parent holding company
	conducted in accordance with generally accepted auditing		5 = Directors' examination of the bank performed by other
	standards by a certified public accounting firm which		external auditors (may be required by state chartering
	submits a report on the consolidated holding company (but		authority)
	not on the bank separately)		6 = Review of the bank's financial statements by external
3 =	Attestation on bank management's assertion on the effectiveness		auditors
	of the banks internal control over financial reporting by a		7 = Compilation of the bank's financial statements by
	certified public accounting firm.		external auditors
			8 = Other audit procedures (excluding tax preparation work)
			9 = No external audit work

(1) Includes total demand deposits and noninterest-bearing time and savings deposits.
(2) Report overnight Federal Home Loan Bank advances in Schedule RC, item 16 "other borrowed money."
(3) Includes all securities repurchase agreements in domestic and foreign offices, regardless of maturity.
(4) Includes limited-life preferred stock and related surplus.
(5) Includes net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges,
	cumulative foreign currency translation adjustments, and minimum pension liability adjustments.
(6) Includes treasury stock and unearned Employee Stock Ownership Plan shares.